Exhibit 2.3

AMENDMENT TO CONTRIBUTION AGREEMENT

THIS AMENDMENT TO CONTRIBUTION AGREEMENT(this “Amendment”) is entered this 13th day of November, 2015 by and among Starwood Waypoint Residential Trust, a Maryland real estate investment trust (the “REIT”), Starwood Waypoint Residential Partnership, L.P., a Delaware limited partnership (the “OP”), Starwood Capital Group Global, L.P., a Delaware limited partnership (the “Contributor”), and SWAY Management LLC, a Delaware limited liability company (the “Manager” and, together with the REIT, the OP and the Contributor, the “Parties”).

WHEREAS, the Parties are party to a Contribution Agreement dated as of September 21, 2015 (the “Existing Agreement”) governing, among other things, the contribution by the Contributor to the OP of all of the Contributor’s right, title and interest in and to the Membership Interests (capitalized terms used herein and not otherwise defined shall have the respective meanings given those terms in the Existing Agreement); and

WHEREAS, the Contributor and Starwood Capital Group, L.L.C. propose to enter into a Trademark License Agreement with the OP governing the use by the OP of the STARWOOD Marks (as defined in the Trademark License Agreement) and the Parties desire to eliminate the name use restriction contained in Section 4.14 of the Existing Agreement;

NOW, THEREFORE, in consideration of the mutual agreements made in this Amendment, the Parties hereby agree as follows:

1. The Existing Agreement shall be amended by deleting (a) Section 4.14(a) in its entirety and (b) replacing Section 4.14(b) in its entirety with the following:

“The Contributor hereby grants to the REIT for a period of ninety (90) days following the Closing Date, a non-exclusive, non-transferrable, fully-paid and royalty-free license to use any trade name or trademark containing the name “Starwood” or derivations of the name “Starwood” in the business of the REIT, as such business is conducted as of the Closing.”

2. As so amended, the Existing Agreement is hereby ratified and confirmed as being in all respects in full force and effect.

3. This Amendment may be executed in counterparts (and by the Parties on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or electronic transmission (including as a pdf attachment to an e-mail) shall be effective as delivery of a manually executed counterpart of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

STARWOOD WAYPOINT RESIDENTIAL TRUST

By:	/s/ Douglas R. Brien
Name:	Douglas R. Brien
Title:	Chief Executive Officer

STARWOOD WAYPOINT RESIDENTIAL PARTNERSHIP, L.P.

By:	Starwood Waypoint Residential GP, Inc.,
Its General Partner

By:	/s/ Douglas R. Brien
Name:	Douglas R. Brien
Title:	Chief Executive Officer

STARWOOD CAPITAL GROUP GLOBAL, L.P.

By:	/s/ Ellis F. Rinaldi
Name:	Ellis F. Rinaldi
Title:	Executive Vice President

SWAY MANAGEMENT LLC

By:	/s/ Andrew J. Sossen
Name:	Andrew J. Sossen
Title:	Authorized Signature